EXHIBIT 11

RESEARCH INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                             Year Ended June 30,
                                           1995         1994        1993

PRIMARY
Average shares outstanding               9,244,000    9,271,000   9,205,000
Net effect of dilutive stock options
based on treasury stock method using
average market price                          *            *           *


TOTAL                                    9,244,000    9,271,000   9,205,000



Net income                               $7,445,005  $5,763,638   $4,935,219



Earning per share                          $ .81       $ .62         $.54





FULLY DILUTED
Average shares outstanding               9,244,000    9,271,000   9,205,000
Net effect of dilutive stock options
based on the treasury stock method
using period-end market price, if
higher than average market price            395,000        *           *


TOTAL                                     9,639,000   9,271,000    9,205,000



Net income                               $7,445,005  $5,763,638   $4,935,219



Earnings per share                         $ .77       $ .62        $ .54